Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated December 31, 2024, except for Notes 1 and 29, as to which the date is March 20, 2025, Notes 1, 9 and 29, as to which the date is May 28, 2025 to reflect the effects of a share split and surrender, in the Registration Statement on Form F-1 (the “Form F-1”) of Magnitude International Ltd, relating to the audit of the consolidated statement of financial position of Magnitude International Ltd and its subsidiaries (collectively the “Company”) as of April 30, 2023 and 2024, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the years in the two-years period ended April 30, 2024, and the related notes included herein.

We hereby also consent to the inclusion of our review of the interim financial information report dated February 24, 2025, except for Notes 1 and 30, as to which the date is March 20, 2025, Notes 1, 10 and 30, as to which the date is May 28, 2025 to reflect the effects of a share split and surrender, in the Form F-1 of the Company, relating to the unaudited interim condensed consolidated statement of financial position of the Company as of October 31, 2024, and the related unaudited interim condensed consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the six-month periods ended October 31, 2023 and 2024, and the related notes included herein.

We also consent to the reference of WWC, P.C., as an independent registered public accounting firm, as experts in matters of accounting and auditing.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
July 29, 2025	Certified Public Accountants
PCAOB ID: 1171